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                                                                    EXHIBIT 99.1



PRESS RELEASE                                                   [INHIBITEX LOGO]

                                                               www.inhibitex.com


CONTACTS:

INHIBITEX, INC.
Russell H. Plumb          Lilian Stern (Investors)        Kathryn Morris (Media)
Chief Financial Officer   Stern Investor Relations, Inc.  KMorrisPR
(678) 746-1136            (212) 362-1200                  (845) 635-9828
rplumb@inhibitex.com      lilian@sternir.com              kathryn@kmorrispr.com


FOR IMMEDIATE RELEASE
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             INHIBITEX INITIATES ROLLING BLA SUBMISSION FOR VERONATE

    -Top-Line Pivotal Phase III Clinical Data for Veronate Expected in April-
                -Request for Priority Review Also Filed with FDA-

ATLANTA, GA -- FEBRUARY 14, 2006 -- Inhibitex, Inc. (Nasdaq: INHX) today announced that it has initiated the "rolling" submission of its Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) for the use of Veronate to prevent hospital-associated infections in infants weighing between 500 to 1,250 grams at birth.

The "rolling" submission is an FDA provision, available to drug candidates that have received Fast Track designation, which allows for completed sections of a BLA to be submitted on an ongoing basis. The Company has now submitted the Chemistry, Manufacturing and Controls (CMC) section of that application and plans to file the Pre-clinical section in April 2006. Provided that the data from its pivotal Phase III trial for Veronate are satisfactory, the Company expects to complete the BLA submission by filing the Clinical section in the fall of 2006.

Inhibitex also announced that it has filed a request with the FDA for a Priority Review of the Veronate BLA. Investigational drugs with Fast Track designation are also eligible for Priority Review, which if granted, generally provides for a six month review at the FDA once the complete BLA is submitted.

"The initiation of the rolling BLA for Veronate is an important regulatory milestone for the Company, and the filing of our CMC section reflects our commitment to executing an accelerated regulatory strategy for Veronate," stated William D. Johnston, Ph.D. and president and chief executive officer of Inhibitex, Inc.

Inhibitex further announced that the last infant enrolled in its pivotal Phase III trial of Veronate completed the 70-day follow-up period on January 21, 2006. The Company currently anticipates that the top-line results from this trial will be available in April 2006.

ABOUT VERONATE

Veronate, a novel, antibody-based investigational drug being developed to prevent hospital-associated infections in premature, very low birth weight infants weighing 500-1,250 grams at birth, is the Company's most advanced product candidate. The primary endpoint of the 2,000-patient pivotal Phase III trial is to demonstrate efficacy in the prevention of hospital-associated infections due to Staphylococcus aureus (S. aureus) in this infant population. Secondary endpoints include a reduction in the frequency of hospital-associated infections due to Candida species (fungus) and Coagulase-negative staphylococci
(CoNS), and a reduction in the mortality rate. Veronate has been granted both Fast Track designation and Orphan Drug

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1165 Sanctuary Parkway, Suite 400   -   Alpharetta, GA 30004   -    Tel: (678) 746-1100   -   Fax: (678) 746-1299
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status in the United States and Orphan Medicinal Product (OMP) designation by the European Medicines Agency (EMEA). The Company has retained all world-wide rights to Veronate and, if approved, intends to commercialize it independently in the United States.

ABOUT INHIBITEX

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. The Company's most advanced product candidates are Veronate and Aurexis, for which the Company has retained all worldwide rights. Aurexis has also been granted Fast Track designation by the FDA. The Company's preclinical programs include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines.

For additional information about the Company, please visit www.inhibitex.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts in this press release, including statements regarding: the Company's plans and strategy; timing of availability of top-line data from the Veronate trial; anticipated filings with the FDA and the timing of such filings; and the Company's intent to commercialize Veronate in the United States are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to:, the use of third-party contract clinical research organizations, raw material suppliers and manufacturers, who may not fulfill their contractual obligations in a timely manner, if at all, or otherwise fail to perform satisfactorily in the future; the inability to obtain regulatory approval to continue its clinical trials or market its product candidates; obtaining, maintaining and protecting the intellectual property incorporated into its product candidates; the Company's ability to obtain funding to support its future business activities and other cautionary statements contained elsewhere herein, in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and in risk factors described in or referred to in greater detail in the "Risk Factors" section of the Company's prospectus, which forms part of its registration statement on Form S-3, which, as amended, was declared effective by the Securities and Exchange Commission or SEC on September 21, 2005. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company's business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex(R), MSCRAMM(R), Veronate(R), and Aurexis(R) are registered trademarks of Inhibitex, Inc.

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1165 Sanctuary Parkway, Suite 400   -   Alpharetta, GA 30004   -    Tel: (678) 746-1100   -   Fax: (678) 746-1299
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